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                                                                   Exhibit o(ii)

                     MULTI CLASS PLAN PURSUANT TO RULE 18F-3
                                       FOR
                             CIGNA MONEY MARKET FUND

         WHEREAS, CIGNA Money Market Fund (the "Fund") is a series of CIGNA Funds Group (the "Trust"), an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund desires to adopt a Multi Class Plan pursuant to Rule 18f-3 under the 1940 Act (the "Multi Class Plan");

         NOW THEREFORE, the Fund hereby adopts this Multi Class Plan in accordance with Rule 18f-3 under the 1940 Act, subject to the following terms and conditions:


         1. Features of the Classes. The Fund issues or shall issue its shares of beneficial interest in two classes: the institutional class shares and the retail service class shares. Shares of each class of the Fund, regardless of class designation, shall represent an equal pro rata interest (based on relative net asset values) in the portfolio securities of the Fund, and shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions, except that: (a) each class shall have a different designation;
(b) each class of shares shall bear any Class Expenses, as defined in Section 3 below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its service or distribution arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.



         2.A. 12b-1 Fees - Retail Service Class. The Fund has adopted a 12b-1 Plan with respect to its retail service class of shares. Under the terms of the 12b-1 Plan, the Fund is authorized to pay shareholder service and distribution expenses at the annual rate of up to .35% of the average daily net assets of the retail service class of the Fund during the period. A portion of the fees payable under the 12b-1 Plan (0.25% of retail service class assets per annum) is designated as fees for providing shareholder services. The balance (up to 0.10% of retail service class assets per annum) is payable as a distribution fee to finance activities primarily intended to result in the sale of this class of Fund shares.

         2.B. Shareholder Sub-Accounting Fees - Retail Service Class. The Fund has contracted with CFS for CFS to provide shareholder sub-accounting services for beneficial owners of the retail service class. Under the shareholder sub-accounting agreement, the Fund will pay CFS at the annual rate of .125% of the average daily net assets of the retail service class for providing these services.


         3. Allocation of Income and Expenses. (a) Income, realized gains and losses, unrealized appreciation and depreciation, and Series Expenses (as defined below) shall be allocated to each class based on the net assets of that class in relation to the Fund's net assets ("relative net assets"). Allocated expenses to each class shall be subtracted from allocated gross income. These expenses include:

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         (1) Expenses incurred by the Trust as a registered series investment company and not attributable to a particular series or to a particular class of shares thereof ("Trust Expenses"); and

         (2) Expenses incurred by the Fund but not attributable to any particular class of shares of the Fund ("Series Expenses").


         (b) Expenses attributable to a particular class ("Class Expenses") initially shall be limited to: (i) payments made pursuant to the 12b-1 Plan or the shareholder sub-accounting agreement; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) SEC registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) Trustees' fees incurred as a result of issues relating solely to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. Some or all other Class Expenses listed in categories (ii) - (viii) above may be allocated to a class, but only if the Trust's President and Treasurer have approved such allocation, subject to Board approval or ratification ("Approved Class Expenses"). The Trust's determination of the extent to which Class Expenses will be allocated by class will be consistent with applicable legal principles and regulatory considerations under the 1940 Act and the Internal Revenue Code of 1986, as amended.


         Therefore, expenses of the Fund shall be apportioned to each class of shares depending upon the nature of the expense item. Trust Expenses and Series Expenses will be allocated between the classes of shares based on the relative net assets of the classes. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it will be charged to the Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly attributable to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of legal requirements and regulatory considerations under the 1940 Act and the Internal Revenue Code of 1986, as amended.


         4. Exchange Privileges. Shareholders may exchange shares of one class of a series of the Trust for shares of an identical class of any other series of the Trust based upon each series' net asset value per share.


         5. Conversion Features. No conversion from one class of shares into another class of shares is currently offered.

         6. Quarterly and Annual Reports. The Trustees shall receive quarterly and annual statements concerning servicing expenditures pursuant to the Shareholder Services Plan and distribution expenses pursuant to the 12b-1 Plan. In the statements, only expenditures properly attributable to the servicing of retail class or retail service class shares or the distribution of retail service class shares will be used to justify any fee attributable to that class. The statements,

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including the allocations upon which they are based, shall be subject to the review and approval of the independent Trustees in the exercise of their fiduciary duties.

         7. Accounting Methodology. The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses among the Funds:


                  (1) On a daily basis, those persons providing accounting services to the Trust ("Fund Accountant") shall calculate the payments pursuant to the 12b-1 Plan to be charged to the retail service class of the Fund in accordance with the 12b-1 Plan and the payments for sub-accounting services to be charged to the retail service class.


                  (2) The Fund Accountant will allocate designated Class Expenses, if any, to the respective classes.

                  (3) The Fund Accountant will allocate income and Trust and Series Expenses between the classes of shares in accordance with the provisions of Section 3 above (Allocation of Income and Expenses).

                  (4) The Fund Accountant shall then complete the appropriate worksheets using the allocated income and expense calculations from Paragraph
(3) above, and the additional fees calculated from Paragraphs (1), and (2) above. The Fund Accountant may make non-material changes to the form of the worksheets as it deems appropriate.

                  (5) The Fund Accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Plan.

         8. Waiver or Reimbursement of Expenses or Payment of Fees. Expenses may be waived or reimbursed by the adviser to the Trust, by the Trust's underwriter or any other provider of services to the Trust, and any of these providers may pay fees to others furnishing administrative or distribution services to the Fund without the prior approval of the Trust's Board of Trustees.

         9. Effectiveness of Plan. This Multi Class Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the 1940 Act) and who have no direct or indirect interest in the operation of the Plan.

         10. Material Modification. This Multi Class Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Paragraph 9 hereof.

         11. Limitation of Liability. The Trustees of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Trust or the Fund under this Multi Class Plan, and any person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or the Fund in settlement of such right or claim, and not to such Trustees or shareholders.

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         Copies of the Master Trust Agreement establishing the Trust are on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this document is executed on behalf of the Trust by an officer of the Trust and not individually and that any obligations of or arising out of this document are not binding upon any of the Trustees, officers, shareholders, employees or agents of the Trust individually, but are binding only upon the assets and property of the Trust.


         IN WITNESS WHEREOF, the Trust, on behalf of the Fund, has adopted this Multi Class Plan as of the 27th day of October, 1998.


                                     CIGNA FUNDS GROUP


                                          /s/ Alfred A. Bingham III
                                     By:________________________________________
                                           By:     Alfred A. Bingham III
                                           Its:    Vice President and Treasurer




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